Exhibit 10.1

AGREEMENT OF MERGER

DATED AS OF OCTOBER 24, 2007

among

PREMIER FINANCIAL BANCORP, INC.

and

CITIZENS FIRST BANK, INC.

and

CFB INTERIM BANK, INC.

Exhibit 10.1 - continued

TABLE OF CONTENTS

		Page
Section 1.	Merger

1.1	General Effect of Merger; Assets	2
1.2	Liabilities of Surviving Bank	2
1.3	Name, Directors and Officers of Surviving Bank	2
1.4	Offices, Policies of Surviving Bank	3
1.5	Capital Structure of Surviving Bank	3
1.6	Change in Method of Effecting Acquisition	3

Section 2.	Conversion, Exchange and Cancellation of Shares

2.1	General	4
2.2	Stock Consideration and Cash Consideration	4
2.3	Manner of Exchange	4
2.4	Fractional Shares	5
2.5	Lost Certificates	5

Section 3.	Representations, Warrantis and Covenants of Premier

3.1	Organization, Standing and Authority	6
3.2	Capital Structure	6
3.3	Premier Subsidiaries	6
3.4	Authority	7
3.5	Premier Financial Statements	8
3.6	Allowance for Possible Loan Losses	8
3.7	Accuracy of Annual Reports	8
3.8	Absence of Undisclosed Liabilities	8
3.9	Tax Matters	9
3.10	Loans	9
3.11	Properties	10
3.12	Compliance with Laws	10
3.13	Employee Benefit Plans	10
3.14	Commitments and Contracts	11
3.15	Labor	11
3.16	Material Contracts Furnished	12
3.17	Material Contracts	12
3.18	Material Contract Defaults	12
3.19	Legal Proceedings	12
3.20	Absence of Certain Changes or Events	12
3.21	Reports	13
3.22	Investments	13

Exhibit 10.1 - continued

3.23	Securities Portfolio	13
3.24	Environmental Matters	13
3.25	Accuracy of Proxy Statement	13
3.26	Interim Bank Formation; Adoption Agreement	14
3.27	Filing of Application to Merge	14
3.28	Best Efforts	14
3.29	Conduct of Business - Acquisitions	14
3.30	Conduct of Business - Affirmative Covenants of Premier	14

Section 4.	Representations, Warranties and Covenants of Bank

4.1	Organization, Standing and Authority	16
4.2	Capital Structure	16
4.3	No Subsidiaries	16
4.4	Authority	16
4.5	Bank Financial Statements	16
4.6	Accuracy of Annual Reports	17
4.7	Allowance for Possible Loan Losses	17
4.8	Absence of Undisclosed Liabilities	17
4.9	Tax Matters	18
4.10	Loans	18
4.11	Properties	18
4.12	Compliance with Laws	19
4.13	Employee Benefit Plans	19
4.14	Commitments and Contracts	20
4.15	Labor	20
4.16	Material Contracts Furnished	20
4.17	Material Contracts	20
4.18	Material Contract Defaults	21
4.19	Legal Proceedings	21
4.20	Absence of Certain Changes or Events	21
4.21	Reports	21
4.22	Accuracy of Proxy Statement	22
4.23	Investments	22
4.24	Securities Portfolio	22
4.25	Environmental Matters	22
4.26	Best Efforts	22
4.27	Conduct of Business – Negative Covenants of Bank	22
4.28	Conduct of Business – Affirmative Covenants of Bank	24

Section 5.	Indemnification and Confidentiality

5.1	Access and Information	26
5.2	Furnishing Information and Indemnification	26
5.3	Confidentiality	27
5.4	Updates to Information	27

Exhibit 10.1 - continued

Section 6.	Conditions Precedent

(a)	Governmental Approvals	28
(b)	Shareholder Approval	28
(c)	Registration Statement	28
(d)	Affiliates	28
(e)	No Divestiture or Adverse Condition	29
(f)	Accuracy of Representations and Warranties; Performance of Obligations and Covenants - Premier	29
(g)	Accuracy of Representations and Warranties; Performance of Obligations and Covenants – Bank	29
(h)	Opinion of Counsel for Bank	29
(i)	Opinion of Counsel for Premier	30
(j)	Less than 20% Dissenters	32
(k)	Tax Ruling or Opinion Letter	32
(l)	Absence of Material Adverse Changes - Premier	32
(m)	Absence of Material Adverse Changes – Bank	33

Section 7.	Closing Date and Effective Time

7.1	Closing Date	34
7.2	Effective Time	34

Section 8.	Termination of Agreement

8.1	Grounds for Termination	35
8.2	Effect of Termination	35
8.3	Lost Opportunity Costs	35
8.4	Return of Information	37

Section 9.	Waiver and Amendment	38

Section 10.	Meeting of Shareholders of Bank	39

Section 11.	Rights of Dissenting Shareholders	40

Section 12.	Indemnification

12.1	Indemnification	41
12.2	Insurance	41
12.3	Consolidation or Merger	41
12.4	Survival	41

Section 13.	Operations after the Closing Date

13.1	Employees of the Bank	42
13.2	Severance	42
13.3	Survival	42

Exhibit 10.1 - continued

Section 14.	Miscellaneous

14.1	Public Announcements	43
14.2	Brokers and Finders	43
14.3	Disclosed In Writing	43
14.4	Entire Agreement	43
14.5	Counterparts	43
14.6	Invalid Provisions	43
14.7	Notices	43
14.8	Headings	44
14.9	Expenses	44
14.10	Governing Law	44
14.11	No Assignment	44
14.12	Effectiveness of Agreement	44
14.13	Further Acts	45
14.14	Representations and Warranties Not to Survive	45
14.15	Individual Directors	45

Exhibit 10.1 - continued

AGREEMENT OF MERGER

THIS AGREEMENT OF MERGER (hereinafter sometimes referred to as the "Agreement"), made and entered into as of the 24th day of October, 2007, by and between PREMIER FINANCIAL BANCORP INC. ("Premier") and CITIZENS FIRST BANK, INC. ("Bank"), and its directors, or a majority of them;

W I T N E S S E T H:

WHEREAS, Premier is a corporation duly organized and validly existing under the laws of the Commonwealth of Kentucky and a registered bank holding company, with its principal office and place of business located in the City of Huntington, County of Cabell and State of West Virginia, with authorized capital stock consisting of 10,000,000 common shares, no par value per share ("Premier Common Stock"), of which 5,236,899 shares are currently outstanding and 1,000,000 preferred shares, no par value per share, none of which are currently outstanding ("Premier Preferred Stock"); and

    WHEREAS, Bank is a state banking corporation, duly organized and validly existing under the laws of the State of West Virginia, with its principal office and place of business located in Ravenswood, County of Jackson, State of West Virginia, with capital accounts as of December 31, 2006 consisting of authorized capital stock of $750,000 divided into 750,000 authorized shares of common stock, of which 400,000 shares are currently outstanding, having a par value of $1 per share ("Bank Common Stock"), surplus of $3,600,000 and retained earnings of $1,589,000; and

WHEREAS, Premier and Bank have agreed to the merger of Bank with and into a wholly-owned subsidiary of Premier, to be organized under the laws of the State of West Virginia, so that upon consummation of the merger Bank will be a wholly-owned subsidiary of Premier; and

WHEREAS, the Board of Directors of Premier has approved this agreement and has authorized the execution hereof in counterparts; and

WHEREAS, the Board of Directors of Bank has approved this agreement, authorized the execution hereof in counterparts, and directed that it be submitted to its shareholders for approval, ratification and confirmation; and

WHEREAS, Premier has agreed to cause a new West Virginia corporation to be organized which shall be named CFB Interim Bank, Inc. ("Interim Bank"), with its principal office and place of business to be located in Ravenswood, County of Jackson, State of West Virginia, and all shares of its capital stock to be owned by Premier; and

WHEREAS, Premier has agreed to cause Interim Bank to approve this Agreement and authorize the execution of an Adoption Agreement substantially in the form attached hereto as "Exhibit A" which is incorporated herein by reference.

Exhibit 10.1 - continued

NOW, THEREFORE, in consideration of the foregoing premises, which are not mere recitals but an integral part hereof, and in consideration of the mutual agreements hereinafter set forth, the parties hereto agree as follows:

Section 1.   Merger

    1.1       General Effect of Merger; Assets.  At the Effective Time (hereinafter defined in Section 7.2) and subject to the terms and conditions hereof and of the attendant Plan of Merger ("Plan of Merger") attached hereto as "Exhibit B", Bank shall merge with and into Interim Bank (the "Merger") under the charter of Interim Bank pursuant to the provisions of and with the effect provided in the West Virginia Business Corporation Act, Chapter 31D.  Interim Bank shall be (and is hereinafter called when reference is made to it at and after the consummation of the Merger) the Surviving Bank and shall take the name and title of "Citizens First Bank, Inc.".  At the Effective Time of the Merger, the corporate existence of Bank shall, as provided in the West Virginia Business Corporation Act, Chapter 31D, Article 11 of the West Virginia Code, be merged with and into Interim Bank and continued in the Surviving Bank and the separate existence of Bank shall cease.  The Surviving Bank shall thereupon and thereafter possess all of the rights, privileges, immunities and franchises, of a public as well as of a private nature, of the Interim Bank and Bank; and all property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares, if any, and all other choses in action, and all and every other interest of or belonging to or due to the Interim Bank and Bank, and each of them, shall be deemed to be transferred to and vested in the Surviving Bank without further act or deed; and the title to any real estate, or any interest therein, vested in the Interim Bank and Bank and each of them, before the Merger, shall not revert or in any way be impaired by reason of the Merger.

1.2     Liabilities of Surviving Bank.  From and after the Effective Time of the Merger, the Surviving Bank shall be liable for all liabilities of Bank and Interim Bank and all deposits, debts, liabilities, obligations and contracts of Bank and Interim Bank, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records of Bank or Interim Bank, as the case may be, shall be those of and are hereby expressly assumed by the Surviving Bank and shall not be released or impaired by the Merger, and all rights of creditors and other obligees and all liens on property of either Bank or Interim Bank shall be preserved unimpaired, and the Surviving Bank shall have all rights and shall be liable for all obligations of Bank under all employee benefit plans and arrangements of Bank and such plans and related trusts shall continue in effect without any interruption or termination unless and until changed as therein or by law provided or permitted or as mutually agreed to by the parties hereto.

1.3     Name, Directors and Officers of Surviving Bank.  From and after the Effective Time, the name of the Surviving Bank shall be "Citizens First Bank, Inc.".  The Articles of Incorporation and the By-laws of Interim Bank in effect immediately prior to the Effective Time (which shall be substantially the same as the Articles of Incorporation and By-laws of Bank) shall be the Articles of Incorporation and By-laws of the Surviving Bank until changed as therein or by law provided.  The directors and officers of the Surviving Bank at the Effective Time shall be those persons who are directors and officers respectively of Bank immediately before the Effective Time.  The committees of the Board of Directors of the Surviving Bank at the Effective Time shall be the same as and shall be composed of the same persons who are serving on committees appointed by the Board of Directors of Bank as they exist immediately before the Effective Time.  The committees of officers of the Surviving Bank at the Effective Time shall be the same as and shall be composed of the same officers who are serving on the committees of officers of Bank as they exist immediately before the Effective Time.

Exhibit 10.1 - continued

1.4     Offices, Policies of Surviving Bank.  From and after the Effective Time, the business and location of the Surviving Bank shall be the same as that of Bank.  Unless contrary to law, all corporate acts, plans, policies, applications, agreements, loan commitments, orders, registrations, licenses, approvals and authorizations of Bank and Interim Bank, their respective shareholders, boards of directors, committees elected or appointed by their boards of directors, officers and agents, which were valid and effective immediately before the Effective Time shall be taken for all purposes at and after the Effective Time as the acts, plans, policies, applications, agreements, orders, registrations, licenses, approvals, and authorizations of Surviving Bank and shall be effective and binding thereon as the same were with respect to Bank and Interim Bank immediately before the Effective Time.

1.5     Capital Structure of Surviving Bank.  The capital structure of the Surviving Bank shall be the same as the capital structure of Interim Bank.

1.6     Change in Method of Effecting Acquisition.  Premier may at any time prior to the Effective Time change the method of effecting the combination with Bank (including, without limitation, the provisions of this Section 1 if and to the extent it deems such change to be necessary, appropriate or desirable; however, that no such change shall (i) cause the approval of the stockholders of Premier to be required as a condition to the Merger, (ii) alter or change the amount or kind of Merger Consideration (as hereinafter defined), or the relative proportions of cash and Premier Common Stock included therein, (iii) adversely affect the tax treatment of Bank's stockholders as a result of receiving the Merger Consideration or (iv) materially impede or delay consummation of the transactions contemplated by this Agreement; and provided further, that Premier shall provide Bank prior written notice of such change and the reasons therefore.

Exhibit 10.1 - continued

Section 2.   Conversion, Exchange and Cancellation of Shares

2.1     General.  The manner of converting and exchanging Bank Common Stock, all of which is represented by outstanding share certificates, into Premier Common Stock and cash shall be as hereinafter provided in this Section 2.

2.2     Stock Consideration and Cash Consideration.

(a)      Each holder of a share of Bank Common Stock (other than those shares of Bank Common Stock for which appraisal rights have been perfected pursuant to the West Virginia Business Corporation Act), shall receive in respect thereof, subject to the limitations set forth in this Agreement, (i) 1.20 shares of Premier Common Stock (the "Stock Consideration") and (ii) an amount of cash without interest to be determined as follows (the "Cash Consideration").  The Cash Consideration and the Stock Consideration are sometimes referred to herein collectively as the "Merger Consideration."   The Cash Consideration is based upon each share of Bank Common Stock being entitled to receive up to $29.25 in Merger Consideration per share with the Stock Consideration being fixed at 1.20 shares of Premier Common Stock.  The actual amount of Cash Consideration will be determined by taking the volume-weighted average of the closing price of Premier Common Stock for the five (5) trading days ending with the fifth business day before the Effective Time multiplied by 1.20 (the “Stock Consideration Amount”) and subtracting that sum from $29.25.  The difference shall be the Cash Consideration; in no event, however, shall the Cash Consideration exceed $13.25 per share.  Attached hereto as Exhibit “C” is a chart showing the Cash Consideration relative to various assumed Stock Consideration Amounts.

(b)      Outstanding Premier Stock.  Each share of Premier Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Merger.

(c)      Treasury Shares.  Each share of Bank Common Stock held as Treasury Stock immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefore.

(d)      Merger Sub.  Each share of capital stock of Interim Bank issued and outstanding immediately prior to the Effective Time shall remain outstanding and unaffected by the Merger, and no consideration shall be issued in exchange therefor.

2.3      Manner of Exchange.   After the Effective Time of the Merger, except for persons exercising their rights as dissenting shareholders of Bank, each holder of a certificate theretofore evidencing outstanding shares of Bank Common Stock, upon surrender of such certificate, accompanied by a Letter of Transmittal, to Premier shall be entitled to receive in exchange therefor a certificate or certificates representing the number of full shares of Premier Common Stock for which shares of Bank Common Stock theretofore represented by the certificate or certificates so surrendered shall have been exchanged as provided in this Section 2, plus cash as provided in Section 2.2(a), without interest.  Until so surrendered, each outstanding certificate which, prior to the Effective Time of the Merger, represented Bank Common Stock will be deemed to evidence the right to receive the Cash Consideration (without interest) plus the number of full shares of Premier Common Stock into which the shares of Bank Common Stock represented thereby may be converted, and will be deemed for all corporate purposes of Premier to evidence ownership of the number of full shares of Premier Common Stock and Cash Consideration into which the shares of Bank Common Stock represented thereby were converted.  Until such outstanding certificates formerly representing Bank Common Stock are surrendered, no dividend payable to holders of record of Premier Common Stock for any period as of any date subsequent to the Effective Time of the Merger shall be paid to the holder of such outstanding certificates in respect thereof and no interest will be paid on the Cash Consideration.  After the Effective Time of the Merger there shall be no further registry of transfers on the records of Bank of shares of Bank Common Stock.  Upon surrender of certificates of Bank Common Stock for exchange for Premier Common Stock, there shall be paid to the record holder of the certificates of Premier Common Stock issued in exchange therefor (i) the Cash Consideration, (ii) the amount of dividends theretofore paid with respect to such full shares of Premier Common Stock as of any date subsequent to the Effective Time of the Merger which have not yet been paid to a public official pursuant to abandoned property laws and (iii) at the appropriate payment date the amount of dividends with a record date after the Effective Time of the Merger, but prior to surrender and a payment date subsequent to surrender.  No interest shall be payable with respect to such dividends or Cash Consideration upon surrender of outstanding certificates.

Exhibit 10.1 - continued

2.4      Fractional Shares.  Premier will not issue fractional shares or fractional share certificates, but in lieu of the issuance of fractional shares will pay cash, without interest, to any Bank shareholder otherwise entitled to receive such fractional shares.  The amount of such cash payment will be determined by multiplying the fractional share interest to which a Bank shareholder would otherwise be entitled by the volume-weighted average of the closing price of Premier Common Stock for the five trading days ending with the fifth business day before the Effective Time.  Payment for fractional shares will be made with respect to each shareholder at the time such shareholder's certificates of Bank Common Stock are exchanged.

2.5      Lost Certificates.  If a certificate evidencing outstanding shares of Bank Common Stock is lost, stolen or destroyed, the registered owner thereof shall be entitled to receive the Premier  certificate and cash, without interest, to which he would otherwise be entitled on exchange of such certificate, by notifying Premier in writing of such lost, stolen or destroyed certificate and giving Premier evidence of loss and a bond sufficient to indemnify Premier against any claim that may be made against it on account of the alleged lost, stolen and destroyed certificate and the issuance of the certificate and cash.

Exhibit 10.1 - continued

Section 3.   Representations, Warranties and Covenants of Premier

Except as disclosed in writing, Premier hereby represents and warrants to and covenants with Bank that:

3.1      Organization, Standing and Authority.  Premier  is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Kentucky, and is a duly registered bank holding company under the provisions of the Bank Holding Company Act of 1956, as amended.  Premier has the corporate power to execute and deliver this Agreement, and has taken all action required by law, its Articles of Incorporation, its By-laws or otherwise, to authorize such execution and delivery, the Merger and the consummation of the transactions contemplated hereby, and this Agreement is a valid and binding agreement of Premier in accordance with its terms.  No action of Premier 's shareholders is or will be required to approve this Agreement or the Merger.  At the Effective Time, Premier will have corporate power to carry on its business as then to be conducted and will be qualified to do business in every jurisdiction in which the character and location of the assets to be owned by it or the nature of the business to be transacted by it require qualification.

3.2      Capital Structure.  The authorized capital stock of Premier consists of 10,000,000 shares of Premier Common Stock, of which 5,236,899 shares are currently issued and outstanding and 1,000,000 shares of Premier Preferred Stock, none of which are currently issued and outstanding.  All of such shares are fully paid and non-assessable.  Premier does not have any other shares of Premier Common Stock or Premier Preferred Stock or any other capital stock issued or outstanding.  Premier does not have any outstanding subscriptions, options or other agreements or commitments obligating it to issue shares of its capital stock except that Premier has reserved 511,000 shares of Premier Common Stock to be issued upon the exercise of stock options granted to certain Premier employees.  As of June 30, 2007 156,248 option grants were outstanding, of which 85,764 were immediately exercisable.  Neither the holders of Premier Common Stock or Premier Preferred Stock have any preemptive rights with respect to the issuance of additional authorized shares of Premier Common Stock.  Nothing in this Agreement shall prohibit or impair the ability and right of Premier to increase its authorized capital stock, or issue or agree to commit to issue additional shares of its capital stock, and any increase in authorized capital stock, or issuance, or agreement or commitment to issue, additional shares of Premier Common Stock (other than an issuance, or agreement or commitment to issue, resulting from a stock dividend, stock split, or reverse stock split) shall not alter or affect the Merger Consideration set forth in Section 2.2 hereof.

3.3      Premier Subsidiaries.  At the date of this Agreement, Premier has five (5) state bank subsidiaries, and one (1) non-banking/non-holding company subsidiary, as follows:

(a)       Premier State Banks:

          Citizens Deposit Bank and Trust, Inc.;
 Farmers Deposit Bank, Eminence, Kentucky;
 Ohio River Bank, Inc.;
 First Central Bank, Inc.; and
 Boone County Bank, Inc.

hereinafter referred to as "Premier State Banks".

Exhibit 10.1 - continued

(b)       Premier has one (1) non-bank/non-bank holding company subsidiary:

 Mt. Vernon Financial Holdings, Inc.

hereinafter referred to as the “Premier Non-Bank Subsidiary”.

The Premier State Banks and Premier Non-Bank Subsidiary are hereinafter jointly referred to as the “Premier Subsidiaries”.

Except for the Premier State Banks and Premier Non-Bank Subsidiary, Premier has no subsidiaries.

Each of the Premier State Banks is a banking corporation, duly organized, validly existing under the laws of either the State of West Virginia or Ohio, or the Commonwealth of Kentucky, and has the corporate power and is duly authorized to own all of its properties and assets and to carry on its business as is now being conducted.  The Premier Non-Bank Subsidiary is a corporation, validly existing under the laws of the Commonwealth of Kentucky, and has the corporate power and is duly authorized to own all of its properties and assets and to carry on its business as is now being conducted.  Premier owns all of the issued and outstanding capital stock of each of the Premier Subsidiaries, free and clear of any liens, claims, security interest, encumbrances, charges or rights of third parties of any kind whatsoever, except that (i) all Premier’s 100% interest in Boone County Bank is pledged as collateral for a $7,000,000 loan from First Guaranty Bank of Hammond, Louisiana and (ii) all of Premier’s 100% interest in Farmers Deposit Bank and Citizens Deposit Bank are pledged as collateral for a $6,500,000 loan from The Bankers’ Bank of Kentucky, Inc. of Frankfort, Kentucky.

Nothing in this Agreement shall prohibit or impair the ability and right of Premier or any Premier Subsidiary to create or acquire, or agree to create or acquire, any other subsidiaries or entities or to acquire, consolidate or merge with any other company, corporation, bank or banking association, or to acquire or establish any branch prior to the Effective Time.

3.4      Authority.  The execution and delivery of this Agreement do not, and the consummation of the Merger and transactions contemplated hereby will not, violate any provision of the Articles of Incorporation or By-laws of Premier, or any provision of, or result in the acceleration of any obligation under, any material mortgage, deed of trust, note, lien, lease, franchise, license, permit, agreement, instrument, order, arbitration award, judgment, injunction or decree, or result in the termination of any material license, franchise, lease, or permit to which Premier is a party or by which it is bound, and will not violate or conflict with any other material restriction of any kind or character to which Premier is subject.

Exhibit 10.1 - continued

3.5      Premier Financial Statements.  Premier has delivered to Bank prior to the execution of this Agreement copies of the following financial statements of Premier (which, together with all future financial statements to be furnished are collectively referred to herein as the "Premier Financial Statements"): the audited Consolidated Balance Sheets of Premier as of December 31, 2006, December 31, 2005 and December 31, 2004, and the related Consolidated Statements of Income, Consolidated Statements of Cash Flows and of Consolidated Statements of Changes in Shareholders' Equity for the years then ended, and the notes thereto.  The Premier Financial Statements (as of the dates thereof and for the periods covered thereby):

           (a)     are in accordance with the books and records of Premier, which are complete and correct in all material respects that are required by generally accepted accounting principles (except as otherwise required or approved by applicable regulatory authorities or by applicable law) and which have been maintained in accordance with good business practices; and

           (b)     present fairly, in all material respects, the financial position and results of operations and cash flows of Premier as of the dates and for the periods indicated, in accordance with generally accepted accounting principles (except as otherwise required or approved by applicable regulatory authorities or by applicable law), applied on a basis consistent with prior years, and do not fail to disclose any material extraordinary or out-of-period items.

Premier’s unaudited Balance Sheet and the related unaudited Statement of Income and Statement of Changes in Stockholders’ Equity, for the calendar quarter ended June 30, 2007, and for each calendar quarter thereafter until the Effective Time, all of which Premier shall deliver to Bank as soon as practicable, will be prepared in accordance with accounting principals consistently applied and will fairly present Premier’s financial condition and results of operations as of such date and for such period, except for footnote disclosures, which generally do not include all of the disclosures normally required for annual financial statements.

3.6      Allowance for Possible Loan Losses.  The allowance for possible loan losses shown on the Consolidated Balance Sheet of Premier as of December 31, 2006, has been established and are adequate in all material respects under the requirements of generally accepted accounting principles to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of December 31, 2006.

3.7      Accuracy of Annual Reports.  The annual report of Premier to its shareholders for the years 2006, 2005 and 2004 heretofore delivered to Bank do not contain as of the dates thereof any untrue statement of material fact or omit to state any material fact necessary to make the statements therein not misleading.

3.8      Absence of Undisclosed Liabilities.  At December 31, 2006, none of Premier or the Premier Subsidiaries had any obligation or liability (contingent or otherwise) which was material, or which when combined with all similar obligations or liabilities would have been material, to Premier (i) except as disclosed in the Premier Financial Statements or as disclosed to Bank in writing and (ii) except, in the case of any of the Premier Banks, for unfunded loan commitments made in the ordinary course of their respective businesses and consistent with generally accepted banking practices; nor does there exist a set of circumstances resulting from transactions effected or events occurring on or prior to December 31, 2006, or from any action omitted to be taken during such period that, to the knowledge of Premier, could reasonably be expected to result in any such material obligation or liability, except as previously disclosed to Bank in writing, or as disclosed or provided for in the Premier Financial Statements.  The amounts set up as liabilities for taxes in the Premier Financial Statements are sufficient for the payment of all respective taxes (including, without limitation, federal, state, local and foreign excise, franchise, property, payroll, income, capital stock and sales and use taxes) accrued in accordance with generally accepted accounting principles and unpaid at December 31, 2006.  Since December 31, 2006, none of Premier or the Premier Subsidiaries has incurred or paid any obligation or liability which would be material (on a consolidated basis) to Premier, except for obligations incurred or paid in connection with transactions by it in the ordinary course of its business consistent with generally accepted banking practices and except as disclosed herein.

Exhibit 10.1 - continued

3.9      Tax Matters.

(a)     All federal, state, local and foreign tax returns, (including, without limitation, estimated tax returns, withholding tax returns with respect to employees, and FICA and FUTA returns) required to be filed by or on behalf of any of Premier or the Premier Subsidiaries have been timely filed or requests for extensions have been timely filed, granted and have not expired and all returns filed are complete and accurate to the best information and belief of Premier management.  All taxes shown on filed returns have been paid.  As of the date hereof, and as of the Effective Time, there is no audit examination, deficiency or refund litigation or matter in controversy with respect to any taxes that might result in a determination adverse to any of Premier or the Premier Subsidiaries, except as reserved against in the Premier Financial Statements, or as previously disclosed to Bank in writing.  Except as disclosed by Premier in writing, all taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation have been paid.

(b)     None of Premier or the Premier Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect.

(c)     To the extent any federal, state, local or foreign taxes are due from any of Premier or the Premier Subsidiaries for the period or periods beginning January 1, 2007, or thereafter through and including the Effective Time, adequate provision on an estimated basis has been or will be made for the payment of such taxes by establishment of appropriate tax liability accounts on the last monthly financial statements of Premier or the Premier Subsidiaries prepared before the Effective Time.

(d)     Deferred taxes of Premier or the Premier Subsidiaries have been provided for in accordance with generally accepted accounting principles.

3.10    Loans.  Except as previously disclosed to Bank in writing or as disclosed or provided for in the Premier Financial Statements, to the best knowledge and belief of its management, each loan reflected as an asset of any Premier Bank in the Premier Financial Statements as of December 31, 2006, or acquired since that date, is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, was made in the ordinary course of business, was not known to be uncollectible at the time it was made and was made in accordance with the standard loan policies of such lending bank, and no loan having an unpaid balance (principal and accrued interest) in excess of $500,000.00 is subject to any asserted defense, offset or counterclaim known to Premier.

Exhibit 10.1 - continued

3.11    Properties.  Except as previously disclosed to Bank in writing, or disclosed in the Premier Financial Statements, Premier and the Premier Subsidiaries have good and marketable title, free and clear of all material liens, encumbrances, charges, defaults or equities of whatever character, to all of the respective properties and assets, tangible or intangible, whether real, personal or mixed, reflected in the Premier Financial Statements as being owned by them at December 31, 2006 or acquired by them after December 31, 2006.  To the best knowledge and belief of Premier management, all buildings, and all fixtures, equipment and other property and assets which in the opinion of management are material to its business on a consolidated basis, held under leases or subleases by any of Premier and the Premier Subsidiaries, as the case may be, are held under valid instruments enforceable in accordance with their respective terms (except as previously disclosed in writing to Bank and except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought).

3.12    Compliance with Laws.  Premier and each of the respective Premier Subsidiaries, to Premier 's best knowledge and belief:

(a)     is in compliance with all laws, regulations, reporting and licensing requirements and orders applicable to its business or any of its employees (because of such employee's activities on behalf of it), the breach or violation of which could have a material adverse effect on such business; and

(b)     has received no notification (not previously disclosed to Bank in writing) from any agency or department of federal, state or local government or regulatory authorities or the staff thereof asserting that any such entity is not in compliance with any of the statutes, regulations, rules or ordinances which such governmental authority or regulatory authority enforces, or threatening to revoke any license, franchise, permit or governmental authorization, and is subject to no agreement with any regulatory authorities with respect to its assets or business.

3.13    Employee Benefit Plans.  With respect to any plan or arrangement of Premier or any Premier Subsidiary which constitutes an employee benefit within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"):

(a)     All "employee benefit plans", as defined in Section 3(3) of ERISA, which cover one or more employees employed by any of Premier or any Premier Subsidiary (each individually, a "Plan", and collectively, the "Plans") comply in all material respects with ERISA and, where applicable for tax-qualified or tax-favored treatment, with the Internal Revenue Code of 1986.  As of December 31, 2006, none of Premier or any Premier Subsidiary had any material liability under any Plan that is not reflected on the audited statements of financial condition of Premier or the unaudited balance sheets of the Premier Subsidiaries, as of such date, or in the notes thereto (other than such normally unrecorded liabilities under the Plans for sick leave, holiday, education, bonus, vacation, incentive compensation and anniversary awards, provided that such liabilities are not in any event material).  Neither the Plans nor any trustee or administrator thereof has engaged in a "prohibited transaction" within the meaning of Section 406 of ERISA or, where applicable, Section 4975 of the Internal Revenue Code of 1986 for which no exemption is applicable, nor have there been any "reportable events" within the meaning of Section 4043 of ERISA for which the 30-day notice therefor has not been waived.

(b)     No litigation is pending against any Plan or plan fiduciary seeking the payment of benefits or alleging a breach of trust or fiduciary duty by any plan fiduciary.

(c)     Neither Premier nor any Premier Subsidiary is a party to any multiemployer pension plan as defined in Section 414(f) of the Internal Revenue Code of 1986 and Section 3(37) of ERISA.

Exhibit 10.1 - continued

3.14    Commitments and Contracts.  Neither Premier nor any Premier Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

 (i)     any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director, employee or consultant;

(ii)     any plan, contract or understanding providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar understandings with respect to any present or former officer, director or consultant;

           (iii)     any contract or agreement with any labor union;

(iv)    any contract not made in the ordinary course of business containing covenants limiting the freedom of Premier or any Premier Subsidiary to compete in any line of business or with any person or involving any restriction of the area in which, or method by which, Premier or any Premier Subsidiary will carry on its business (other than as may be required by law or applicable regulatory authorities).

3.15    Labor.    No work stoppage involving Premier or any Premier Subsidiary is pending or, to the best Premier 's knowledge, threatened.  Neither Premier nor any Premier Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which could materially and adversely affect the business of Premier or any Premier Subsidiary.  Employees of Premier or any Premier Subsidiary are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

Exhibit 10.1 - continued

3.16    Material Contracts Furnished.  Premier has made available to Bank true and complete copies of all material contracts, leases and other agreements to which Premier or any Premier Subsidiary are parties or by which they are bound and of all employment, pension, retirement, stock option, profit sharing and deferred compensation, consultant, bonus, group insurance or similar plans with respect to any of the directors, officers, or other employees of Premier or any Premier Subsidiary.

3.17    Material Contracts.  Except as previously disclosed to Bank in writing and except as is otherwise provided in this Agreement, none of Premier or the Premier Subsidiaries, nor any of their respective assets, businesses or operations is, as of the date hereof, a party to, or is bound or affected by, or receives benefits under, (i) any material agreement, arrangement or commitment not cancellable by it without penalty, other than agreements, arrangements or commitments entered into in the ordinary course of its business and negotiated on an arms-length basis, or (ii) any material agreement, arrangement or commitment relating to the employment, election or retention in office of any director or officer other than agreements, arrangements or commitments entered into in the ordinary course of its business and negotiated on an arms-length basis.

3.18    Material Contract Defaults.  None of Premier or the Premier Subsidiaries is in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party or by which its respective assets, business or operations may be bound or affected or under which it or its respective assets, business or operations receive benefits, and there has not occurred any event which with the lapse of time or the giving of notice or both would constitute such a default, except as previously disclosed to Bank in writing.

3.19    Legal Proceedings.  Except as previously disclosed by Premier to Bank in writing, there are no actions, suits or proceedings instituted or pending, or to the best knowledge of Premier, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome), including eminent domain proceedings, against or relating to any of Premier or the Premier Subsidiaries, respectively, or against any property, asset, interest or right of any of them, that could have a material and adverse effect on the condition (financial or other, present or prospective), business, properties, assets, operations, liabilities or prospects of Premier or any of the Premier Subsidiaries, respectively, or that threaten or would impede the consummation of the transactions contemplated by this Agreement.  None of Premier or the Premier Subsidiaries is a party to any agreement or instrument or is subject to any charter or other corporate restriction or any judgment, order, writ, injunction, stay, decree, rule, regulation, code or ordinance that threatens or might impede the consummation of the transactions contemplated by this Agreement.

Exhibit 10.1 - continued

3.20    Absence of Certain Changes or Events.  Since December 31, 2006, none of Premier or the Premier Subsidiaries has:  (i) incurred any material liability, except in the ordinary course of its business, and except as permitted pursuant to this Agreement; (ii) suffered any material adverse change in its business, operations, assets or condition (financial or other); or (iii) failed to operate its business consistent with generally acceptable banking practice.

3.21    Reports.  Since January 1, 2006, each of Premier and the Premier Subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, which they were required to file with:  (i) the Securities and Exchange Commission, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K and proxy statements; (ii) the Board of Governors of the Federal Reserve System; (iii) the Office of the Comptroller of the Currency; (iv) the Federal Deposit Insurance Corporation; (v) the West Virginia Department of Banking; (vi) the Kentucky Office of Financial Institutions; (vii) the Ohio Department of Banking; and (viii) any other governmental agency or regulatory authority having jurisdiction over its operations.  Each of such reports and documents, including the financial statements, exhibits and schedules thereto, and each other document delivered to Bank by Premier does not contain any statement which, at the time and in the light of the circumstances under which it was made, is false or misleading with respect to any material fact or which omits to state any material fact necessary in order to make the statements contained therein not false or misleading.

3.22    Investments.    Except as incurred in the ordinary course of business as heretofore conducted or as previously disclosed to Bank in writing, all securities owned by Premier and the Premier Subsidiaries of record and beneficially are free and clear of all mortgages, liens, pledges and encumbrances.  Any securities owned of record by Premier and the Premier Subsidiaries in an amount equal to 5% or more of the issued and outstanding voting securities of the issuer have been previously disclosed to Bank in writing.  There are no voting trusts or other agreements or undertakings with respect to the voting of such securities.

3.23    Securities Portfolio.  Since December 31, 2006, there have been no significant changes in the quality of Premier 's or any of the Premier Banks' portfolios of securities except as previously disclosed to Bank in writing.

3.24    Environmental Matters.  To the knowledge of Premier, neither Premier nor any Premier Subsidiary nor any properties owned or operated by Premier or any Premier Subsidiary has been or is in violation of or liable under any Environmental Law (as hereinafter defined).  There are no actions, suits or proceedings, or demands, claims, notices or investigations (including, without limitation notices, demand letters or requests for information from any environmental agency) instituted or pending, or to the best knowledge of Premier 's management, threatened relating to the liability of any properties owned or operated by Premier or any Premier Subsidiary under any Environmental Law.  "Environmental Law" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any regulatory authority relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, ground water, drinking water supply, surface soil, sub-surface soil, plant and animal life or any other natural resource) and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component.

3.25    Accuracy of Proxy Statement.  The material which refers to Premier and which will be submitted by Premier for inclusion in the proxy statement referred to in Section 10 hereof, or in any amendment or supplement thereto, mailed to the holders of Bank Common Stock will not contain any untrue statements of material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein not misleading.

Exhibit 10.1 - continued

3.26    Interim Bank Formation; Adoption Agreement.  Premier at its sole cost and expense shall cause to be organized Interim Bank as a West Virginia banking corporation and shall cause Interim Bank to execute and enter into an Adoption Agreement in substantially the form attached hereto as "Exhibit A" and a Plan of Merger in substantially the form annexed hereto as "Exhibit B" and cause Interim Bank to take such action as is provided in this Agreement or in said Adoption Agreement or Plan of Merger upon Interim Bank's part to be taken.  Immediately prior to the Effective Time, Premier will own all of the issued and outstanding shares of Interim Bank's capital stock.

3.27    Filing of Application to Merge.  Premier at its sole cost and expense shall cause to be filed with the Federal Reserve Board, Federal Deposit Insurance Corporation and West Virginia Board of Banking and Financial Institutions an application to merge Bank and Interim Bank, and shall cause Interim Bank to take such action as is provided in this Agreement upon Interim Bank's part to be taken.

3.28    Best Efforts.  On or prior to the Closing Date (hereinafter defined in Section 7.1 hereof), Premier will, to the extent permitted by applicable laws, rules and regulations, take such actions, and execute and deliver all such agreements, documents, certificates or amendments to this Agreement as may be necessary or desirable to effectuate the provisions and intent of this Agreement.

3.29    Conduct of Business - Acquisitions.  Premier and Bank have agreed in principle that continued growth of Premier through the acquisition of, or consolidation or merger with, one or more banks or bank holding companies, and the payment of cash, the issuance of additional shares of Premier, or both, as consideration therefor, all upon proper terms and conditions, will inure to the benefit of Premier and to Bank in the event the Merger is effected.  Bank has agreed that in the event the Merger is effected, such contemplated actions will inure to the benefit of Bank as well as to Premier, and has generally approved, in principle, such acts. Bank hereby consents to, and agrees that Premier, without obtaining any further consent or approval of Bank, may acquire, consolidate or merge with any other company, corporation, bank or banking association, or acquire any assets of any other company, corporation, bank or banking association, and no agreement to issue Premier Common Stock or issuance thereof in connection with any such act shall alter or affect the Merger Consideration set forth in Section 2.2 hereof.

3.30    Conduct of Business - Affirmative Covenants of Premier.  Premier covenants and agrees that:

(a)     Subsequent to the date of this Agreement and prior to the Effective Time, Premier and the Premier Subsidiaries will operate their respective businesses only in the normal course and manner.

(b)     Immediately upon the execution of this Agreement, Premier will direct its accountants to give Bank access to all information, documents and working papers pertaining to Premier;

(c)     From and after the execution of this Agreement, Premier will promptly advise Bank of any material adverse change in its or any Premier Subsidiary's respective financial conditions, assets, business operations or key personnel and of any material breach of any representation or warranty made by Premier in this Agreement;

(d)     Subsequent to the date of this Agreement and prior to the Effective Time Premier shall maintain in full force and effect adequate fire, casualty, public liability, employee fidelity and other insurance coverage in effect on the date of this Agreement in order to protect Premier against losses for which insurance protection can reasonably be obtained;

(e)     Premier will use its best efforts in good faith to take or cause to be taken all actions required under this Agreement on its part to be taken as promptly as practicable so as to permit the consummation of the Merger and the transactions contemplated hereby at the earliest possible date and cooperate fully with Bank to that end.

Exhibit 10.1 - continued

Section 4.     Representations, Warranties and Covenants of Bank

Bank hereby represents and warrants to and covenants with Premier that:

4.1      Organization, Standing and Authority.  Bank is a state banking corporation duly organized, validly existing and in good standing under the laws of the State of West Virginia.  Bank has the corporate power to execute and deliver this Agreement, and has taken all action required by law, its Articles of Incorporation, its By-laws or otherwise, to authorize such execution and delivery, the Merger and the consummation of the transactions contemplated hereby, and this Agreement is a valid and binding agreement of Bank in accordance with its terms, subject only to the requirement of ratification, confirmation and approval by Bank's shareholders.  At the Effective Time, Bank will have corporate power to carry on its business as then to be conducted and will be qualified to do business in every jurisdiction in which the character and location of the assets to be owned by it or the nature of the business to be transacted by it require qualification.

4.2      Capital Structure.  The authorized capital stock of Bank consists of 750,000 shares of Bank Common Stock, par value of $1 per share, of which 400,000 shares are issued and outstanding and are fully paid and non-assessable.  Bank does not have any subscriptions, options, warrants, calls, or other agreements or commitments, of any kind relating to or obligating it to issue any shares of its capital stock.  Further, there are no securities outstanding which are convertible into capital stock of Bank.  None of the shares of Bank Common Stock has been issued in violation of any preemptive rights of shareholders.

4.3      No Subsidiaries.  Bank has no subsidiaries and Bank will not organize or acquire any subsidiaries prior to the Effective Time of the Merger without the written consent of the President of Premier.

4.4      Authority.  The execution and delivery of this Agreement do not, and the consummation of the Merger and transactions contemplated hereby will not, violate any provision of the Articles of Incorporation or By-laws of Bank, or any provision of, or result in the acceleration of any obligation under, any material mortgage, deed of trust, note, lien, lease, franchise, license, permit, agreement, instrument, order, arbitration award, judgment, injunction or decree, or result in the termination of any material license, franchise, lease, or permit to which Bank is a party or by which it is bound, and will not violate or conflict with any other material restriction of any kind or character to which Bank is subject.

4.5      Bank Financial Statements.  Bank has delivered to Premier prior to the execution of this Agreement copies of the following financial statements of Bank (which, together with all future financial statements to be furnished are collectively referred to herein as the "Bank Financial Statements"):  the audited Balance Sheets of Bank as of December 31, 2006, December 31, 2005 and December 31, 2004, and the related Statements of Income, Statements of Cash Flows and Statements of Changes in Shareholders’ Equity for the years then ended, and the notes thereto.  The Bank Financial Statements (as of the dates thereof and for the periods covered thereby):

(a)     are in accordance with the books and records of Bank, which are complete and correct in all material respects that are required by generally accepted accounting principles (except as otherwise required or approved by applicable regulatory authorities or by applicable law) and which have been maintained in accordance with good business practice; and

(b)     present fairly the financial position and results of operations and changes in financial position of Bank as of the dates and for the periods indicated, in accordance with generally accepted accounting principles (except as otherwise required or approved by applicable regulatory authorities or by applicable law), applied on a basis consistent with prior years, and do not fail to disclose any material extraordinary or out-of-period items.

Bank's unaudited Balance Sheet and the related unaudited Statement of Income and Statement of Changes in Shareholders’ Equity, as reported in the Bank’s FDIC Quarterly Call Report for the calendar quarter ending June 30, 2007, and for each calendar quarter thereafter until the Effective Time, all of which Bank shall deliver to Premier as soon as practicable, will be prepared in accordance with accounting principles consistently applied and will fairly present Bank's financial condition and results of operations as of such date and for such period.

Exhibit 10.1 - continued

4.6      Accuracy of Annual Reports.  Bank's annual reports to its shareholders for the years 2006 and 2005 heretofore delivered to Premier do not contain as of the dates thereof any untrue statement of material fact or omit to state any material fact necessary to make the statements therein not misleading.

4.7      Allowance for Possible Loan Losses.  The allowances for possible loan losses shown on the Balance Sheet of Bank as of December 31, 2006, have been established and are adequate in all material respects under the requirements of generally accepted accounting principles to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of December 31, 2006.

4.8      Absence of Undisclosed Liabilities.  At December 31, 2006, the Bank had no obligation or liability (contingent or otherwise) which was material, or which when combined with all similar obligations or liabilities would have been material, to Bank (i) except as disclosed in the Bank Financial Statements or as previously disclosed to Premier in writing; and (ii) except, in the case of any unfunded loan commitments made in the ordinary course of its business and consistent with generally accepted banking practices; nor does there exist a set of circumstances resulting from transactions effected or events occurring on or prior to December 31, 2006, or from any action omitted to be taken during such period that, to the knowledge of Bank, could reasonably be expected to result in any such material obligation or liability, except as previously disclosed to Premier in writing, or as disclosed or provided for in the Bank Financial Statements.  The amounts set up as liabilities for taxes in the Bank Financial Statements are sufficient for the payment of all respective taxes (including, without limitation, federal, state, local and foreign excise, franchise, property, payroll, income, capital stock and sales and use taxes) accrued in accordance with generally accepted accounting principles and unpaid at December 31, 2006.  Since December 31, 2006, the Bank has not incurred or paid any obligation or liability which would be material to Bank, except for obligations incurred or paid in connection with transactions by it in the ordinary course of its business consistent with generally accepted banking practices and except as disclosed herein.

Exhibit 10.1 - continued

4.9      Tax Matters.

(a)     All federal, state, local and foreign tax returns, (including, without limitation, estimated tax returns, withholding tax returns with respect to employees, and FICA and FUTA returns) required to be filed by or on behalf of Bank have been timely filed or requests for extensions have been timely filed, granted and have not expired and all returns filed are complete and accurate to the best information and belief of Bank management.  All taxes shown on filed returns have been paid.  As of the date hereof, and as of the Effective Time, there is no audit examination, deficiency or refund litigation or matter in controversy with respect to any taxes that might result in a determination adverse to Bank, except as reserved against in the Bank Financial Statements, or as previously disclosed to Premier in writing.  All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation have been paid.

(b)     Except as previously disclosed to Premier in writing, the Bank has not executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect.

(c)     To the extent any federal, state, local or foreign taxes are due from Bank for the period or periods beginning January 1, 2006, or thereafter through and including the Effective Time, adequate provision on an estimated basis has been or will be made for the payment of such taxes by establishment of appropriate tax liability accounts on the last monthly financial statements of Bank, prepared before the Effective Time.

(d)     Deferred taxes of the Bank have been provided for in accordance with generally accepted accounting principles.

4.10    Loans.  Except as previously disclosed to Premier in writing or as disclosed or provided for in the Bank Financial Statements, to the best knowledge and belief of its management, each loan reflected as an asset of Bank in the Bank Financial Statements as of December 31, 2006, or acquired since that date, is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, was made in the ordinary course of business, was not known to be uncollectible at the time it was made and was made in accordance with the standard loan policies of such lending bank, and no loan having an unpaid balance (principal and accrued interest) in excess of $50,000.00 is subject to any asserted defense, offset or counterclaim known to Bank.

4.11    Properties.  Except as previously disclosed to Premier in writing or disclosed in the Bank Financial Statements, Bank has good and marketable title, free and clear of all material liens, encumbrances, charges, defaults or equities of whatever character, to all of the respective properties and assets, tangible or intangible, whether real, personal or mixed, reflected in the Bank Financial Statements as being owned by it at December 31, 2006 or acquired by it after December 31, 2006.  To the best knowledge and belief of Bank management, all buildings, and all fixtures, equipment and other property and assets which in the opinion of management are material to its business, held under leases or subleases by Bank are held under valid instruments enforceable in accordance with their respective terms (except as previously disclosed in writing to Premier and except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought).

Exhibit 10.1 - continued

4.12    Compliance with Laws.   Except as previously disclosed in writing to Premier, the Bank, to its best knowledge and belief:

(a)     is in compliance with all laws, regulations, reporting and licensing requirements and orders applicable to its business or any of its employees (because of such employee's activities on behalf of it), the breach or violation of which could have a material adverse effect on such business; and

(b)     has received no notification (not previously disclosed to Premier in writing) from any agency or department of federal, state or local government or regulatory authorities or the staff thereof asserting that any such entity is not in compliance with any of the statutes, regulations, rules or ordinances which such governmental authority or regulatory authority enforces, or threatening to revoke any license, franchise, permit or governmental authorization, and is subject to no agreement with any regulatory authorities with respect to its assets or business.

4.13    Employee Benefit Plans.  Except as previously disclosed in writing to Premier, with respect to any plan or arrangement of Bank which constitutes an employee benefit plan within the meaning of Section 3(3) of ERISA:

           (a)      Except for liabilities to the Pension Benefit Guaranty Corporation pursuant to Section 4007 of ERISA, all of which have been fully paid, and except for liabilities to the Internal Revenue Service under Section 4971 of the Internal Revenue Code of 1954, if any, all of which have been fully paid, the Bank has no liability to the Pension Benefit Guaranty Corporation or to the Internal Revenue Service with respect to any pension plan qualified under Section 401 of the Internal Revenue Code of 1954.

           (b)     All "employee benefit plans", as defined in Section 3(3) of ERISA, which cover one or more employees employed by Bank (each individually, a "Plan", and collectively, the "Plan") comply in all material respects with ERISA and, where applicable for tax-qualified or tax-favored treatment, with the Internal Revenue Code of 1986.  As of December 31, 2006, no material liability under any Plan that is not reflected in the Bank Financial Statements (other than such normally unrecorded liabilities under the Plans for sick leave, holiday, education, bonus, vacation, incentive compensation and anniversary awards, provided that such liabilities are not in any event material).  Neither the Plans nor any trustee or administrator thereof has engaged in a "prohibited transaction" within the meaning of Section 406 of ERISA or, where applicable, Section 4975 of the Internal Revenue Code of 1986 for which no exemption is applicable, nor have there been any "reportable events" within the meaning of Section 4043 of ERISA for which the 30-day notice therefor has not been waived.

(c)     No litigation is pending against any plan or plan fiduciary seeking the payment of benefits or alleging a breach of trust or fiduciary duty by any plan fiduciary.

(d)     Bank is not a party to any multiemployer pension plan as defined in Section 414(f) of the Code and Section 3(37) of ERISA.

Exhibit 10.1 - continued

4.14    Commitments and Contracts.  Except as previously disclosed in writing to Premier the Bank is not a party or subject to any of the following (whether written or oral, express or implied):

(i)      any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director, employee or consultant (other than those which are terminable at will by Bank and involve not in excess of $25,000 per year);

(ii)     any plan, contract or understanding providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar understandings with respect to any present or former officer, director or consultant involving in excess of $25,000 per year;

(iii)    any contract or agreement with any labor union;

(iv)    any contract not made in the ordinary course of business containing covenants limiting the freedom of Bank to compete in any line of business or with any person or involving any restriction of the area in which, or method by which, Bank will carry on its business (other than as may be required by law or applicable regulatory authorities);

(v)     any lease with annual rental payments aggregating $50,000 or more.

4.15    Labor.  No work stoppage involving Bank is pending or, to the best of Bank's knowledge, threatened.  Bank is not involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which could materially and adversely affect the business of Bank.  Employees of Bank are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

4.16    Material Contracts Furnished.  Bank has made available to Premier true and complete copies of all material contracts, leases and other agreements to which Bank is a party or by which it is bound and of all employment, pension, retirement, stock option, profit sharing, deferred compensation, consultant, bonus, group insurance, or similar plans with respect to any of the directors, officers, or other employees of Bank.

4.17    Material Contracts.  Except as previously disclosed to Premier in writing and except as is otherwise provided in this Agreement, neither the Bank or any of its respective assets, businesses or operations is, as of the date hereof, a party to, or is bound or affected by, or receives benefits under, (i) any material agreement, arrangement or commitment not cancellable by it without penalty, other than agreements, arrangements or commitments entered into in the ordinary course of its business and negotiated on an arms-length basis, or (ii) any material agreement, arrangement or commitment relating to the employment, election or retention in office of any director or officer other than agreements, arrangements or commitments entered into in the ordinary course of its business and negotiated on an arms-length basis.

Exhibit 10.1 - continued

4.18    Material Contract Defaults.  Bank is not in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party or by which its respective assets, business or operations may be bound or affected or under which it or its respective assets, business or operations receive benefits, and there has not occurred any event which with the lapse of time or the giving of notice or both would constitute such a default, except as previously disclosed to Premier in writing.

4.19    Legal Proceedings.  Except as previously disclosed to Premier by Bank in writing, there are no actions, suits or proceedings instituted or pending, or to the best knowledge of Bank threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome), including eminent domain proceedings, against or relating to Bank, or against any property, asset, interest or right of Bank, that could have a material and adverse effect on the condition (financial or other, present or prospective), business, properties, assets, operations, liabilities or prospects of Bank, or that threaten or would impede the consummation of the transactions contemplated by this Agreement.  The Bank is not a party to any agreement or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, stay, decree, rule, regulation, code or ordinance that threatens or might impede the consummation of the transactions contemplated by this Agreement.

4.20    Absence of Certain Changes or Events.  Since December 31, 2006, the Bank has not:  (i) incurred any material liability, except in the ordinary course of its business, consistent with generally acceptable banking practice and except as permitted pursuant to this Agreement; (ii) suffered any material adverse change in its business, operations, assets or condition (financial or other); or (iii) failed to operate its business consistent with generally acceptable banking practice.

4.21    Reports.  Since January 1, 2006, the Bank has filed all reports and statements, together with any amendments required to be made with respect thereto, which it was required to file with:  (i) the Board of Governors of the Federal Reserve System; (ii) the Federal Deposit Insurance Corporation; (iii) the West Virginia Department of Banking; and (iv) any other governmental agency or regulatory authority having jurisdiction over its operations.  Each of such reports and documents, including the financial statements, exhibits and schedules thereto, and each other document delivered to Premier by Bank does not contain any statement which, at the time and in the light of the circumstances under which it was made, is false or misleading with respect to any material fact or which omits to state any material fact necessary in order to make the statements contained therein not false or misleading.

Exhibit 10.1 - continued

4.22    Accuracy of Proxy Statement.  The material which refers to Bank and which will be submitted by Bank for inclusion in the proxy statement referred to in Section 10 hereof, or in any amendment or supplement thereto, mailed to the holders of Bank Common Stock will not contain any untrue statements of material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein not misleading.

4.23    Investments.  Except as incurred in the ordinary course of business as heretofore conducted or as previously disclosed to Premier in writing, all securities owned by Bank of record and beneficially are free and clear of all mortgages, liens, pledges and encumbrances.  Any securities owned of record by Bank in an amount equal to 5% or more of the issued and outstanding voting securities of the issuer have been previously disclosed to Premier in writing.  There are no voting trusts or other agreements or undertakings with respect to the voting of such securities.

4.24    Securities Portfolio.  Since December 31, 2006, there have been no significant changes in the quality of Bank's portfolio of securities except as previously disclosed to Premier in writing.

4.25    Environmental Matters.  To the knowledge of Bank, neither Bank nor any properties owned or operated by Bank has been or is in violation of or liable under any Environmental Law (as hereinafter defined).  There are no actions, suits or proceedings, or demands, claims, notices or investigations (including, without limitation notices, demand letters or requests for information from any environmental agency) instituted or pending, or the best knowledge of Bank's management, threatened relating to the liability of any properties owned or operated by Bank under any Environmental Law.  "Environmental Law" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any regulatory authority relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, ground water, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource) and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component.

4.26    Best Efforts.  On or prior to the Closing Date (hereinafter defined), Bank will, to the extent permitted by applicable laws, rules and regulations, take such actions and execute and deliver all such agreements, documents, certificates or amendments to this Agreement as may be necessary or desirable to effectuate the provisions and intent of this Agreement.

4.27    Conduct of Business - Negative Covenants of Bank.  Except as otherwise contemplated hereby, between the date hereof and the Effective Time, or the time when this Agreement terminates as provided herein, the Bank will not, without the prior written approval of the President of Premier:

Exhibit 10.1 - continued

(a)     Make any change in its authorized capital stock.

(b)     Issue any shares of its capital stock, securities convertible into its capital stock, or any long term debt securities.

(c)     Issue or grant any options, warrants, or other rights to purchase shares of its common stock.

(d)     Declare or pay any dividends or other distributions on any shares of common stock.

(e)     Purchase or otherwise acquire or agree to acquire for a consideration any share of Bank Common Stock (other than in a fiduciary capacity).

(f)      Enter into or amend any employment, pension, retirement, stock option, profit sharing, deferred compensation, consultant, bonus, group insurance, or similar plan in respect of any of its directors, officers, or other employees, or increase the current level of contributions to any such plan now in effect.

(g)     Take any action materially and adversely affecting this Agreement or the transactions contemplated hereby or the financial condition (present or prospective), businesses, properties, or operations of Bank.

(h)     Acquire, consolidate or merge with any other company, corporation, bank or banking association, or acquire, other than in the ordinary course of business, any assets of any other company, corporation, bank, or banking association.

(i)      Mortgage, pledge, or subject to a lien or any other encumbrance, any of its assets, dispose of any of its assets, incur or cancel any debts or claims, or increase the current level of compensation or benefits payable to its officers, employees or directors except in the ordinary course of business as heretofore conducted or take any other action not in the ordinary course of their business as heretofore conducted or incur any material obligation or enter into any material contract.

(j)      Amend its Articles of Incorporation or Association, By-laws or Charter.

(k)     Take any action to solicit, initiate, encourage, or authorize any person, including directors, officers and other employees, to solicit from any third party any inquiries or proposals relating to the disposition of the business or assets of Bank, or the acquisition of their Bank Common Stock, or the merger of Bank with any person other than Premier, and Bank shall promptly notify Premier orally of all the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters.  Nothing herein shall be construed to limit or affect the fiduciary obligation of Bank's officers and directors to Bank shareholders.

Exhibit 10.1 - continued

4.28    Conduct of Business - Affirmative Covenants of Bank.  Bank covenants and agrees that:

(a)     It will promptly advise Premier in writing of the name and address of and number of shares of Bank Common Stock held by each shareholder who elects to exercise his, her or its rights to appraisal in connection with the Merger pursuant to the West Virginia Business Corporation Act.

(b)     Subsequent to the date of this Agreement and prior to the Effective Time it will operate its business only in the normal course and manner.

(c)     It will make available to Premier for review prior to Bank’s final loan approval, any loan documentation, credit memorandums or other related documentation requested or received by Bank in its decision making process in determining whether to extend credit to any borrower for:

(1)	Any new loan, or renewal of an existing loan, that totals $250,000 or greater; or

(2)
Any new loan, or renewal of an existing loan, which, when included with all other loans from Bank to any such borrower and their related interests, would cause such borrower’s total loans from Bank, including loans from Bank to their related interests, to exceed $400,000.

(d)     From and after the execution of this Agreement, Bank will promptly advise Premier of any material adverse change in the financial condition, assets, business operations or key personnel of Bank and of any material breach of any representation or warranty made by Bank in this Agreement.

(e)     Immediately upon the execution of this Agreement, it will direct its accountants to give Premier access to all information, documents and working papers pertaining to Bank.

(f)      Subsequent to the date of this Agreement and prior to the Effective Time, Bank shall maintain in full force and effect adequate fire, casualty, public liability, employee fidelity and other insurance coverage in effect on the date of this Agreement in order to protect Bank against losses for which insurance protection can reasonably be obtained.

(g)     Within ten days from the execution of this Agreement, Bank shall furnish to Premier a list, accurate as of the close of business on a date not more than ten (10) days prior to the date on which such list is furnished, containing the names and addresses of all holders of Bank Common Stock as the same appear on the stock registration books of Bank and the number of shares held by each.  At the Effective Time, Bank shall furnish to Premier a list, true, correct and complete as of the close of business on the preceding day, containing the names and addresses of all holders of Bank Common Stock as the same appear on Bank's stock registration books and the number of shares held by each.

Exhibit 10.1 - continued

(h)     It will use its best efforts in good faith to take or cause to be taken all action required under this Agreement on its part to be taken as promptly as practicable so as to permit the consummation of the Merger and the transactions contemplated hereby at the earliest possible date and cooperate fully with Premier to that end.

Exhibit 10.1 - continued

Section 5.     Indemnification and Confidentiality

5.1      Access and Information.  Bank and Premier shall each afford to the other, and to the other's accountants, counsel and other representatives, full access during normal business hours throughout the period prior to the Closing Date to all of its properties, books, contracts, commitments and records (including but not limited to tax returns), and, during such period, each shall furnish promptly to the other (i) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities and banking laws and (ii) all other information concerning its business, properties and personnel as such other party may reasonably request, provided that no investigation pursuant to this Section 5.1 shall affect any representations or warranties or the conditions to the obligations of the parties to consummate the Merger.

5.2      Furnishing Information and Indemnification.  Premier and the Premier Subsidiaries, on the one hand, and the Bank, on the other hand, have furnished or will furnish as soon as practicable after the date of this Agreement, to each other all the information (including financial statements, information and schedules) concerning themselves required for inclusion in:

(a)     any applications to be filed by any of Premier or Bank with the Federal Reserve Board, the Federal Deposit Insurance Corporation and the West Virginia Board of Banking and Financial Institutions;

(b)     the registration statement to be filed with the Securities and Exchange Commission on behalf of under the Securities Act of 1933 in connection with the Merger and the proxy statement to solicit the approval of Bank shareholders to the Merger, and any documents to be filed with the Securities and Exchange Commission in connection therewith;

(c)     any filings to be made by Premier with state securities authorities in connection with the transactions contemplated hereunder; and

(d)     any other request, application, statement, report or material to be made or filed by any party to or with any regulatory authority or any governmental agency, department or instrumentality in connection with the transactions contemplated hereunder.

Premier represents and warrants to Bank, and Bank represents and warrants to Premier, that all information so furnished for such requests, statements, applications, reports and materials shall be true and correct in all material respects without omission of any material fact required to be stated to make the information therein not false or misleading.  Premier will indemnify and hold harmless Bank, and Bank will indemnify and hold harmless Premier and each of the Premier Subsidiaries, each of their or the Premier Subsidiaries' and the Bank's respective directors and officers, and each person, if any, who controls such entities within the meaning of the Securities Act of 1933, from and against any and all losses, damages, expenses or liabilities to which such entity, or any such director, officer or controlling person may become subject under applicable laws (including the Securities Act of 1933 and the Securities Exchange Act of 1934) and rules and regulations thereunder and will reimburse the other, and any such director, officer or controlling person, for any legal or other expenses reasonably incurred in connection with investigating or defending any actions, whether or not resulting in liability, insofar as such losses, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any such request, statement, application, report or material or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing in connection therewith by such indemnifying party for use therein.

Exhibit 10.1 - continued

5.3      Confidentiality.  It is hereby agreed that, except (i) as otherwise required in the performance by the parties of their respective obligations hereunder or under the Merger and (ii) as otherwise required by law, any non-public information received from the other party during the course of the investigation contemplated pursuant hereto shall remain and be kept as confidential information by it and all copies thereof will be returned promptly at the request of the party furnishing such information in the event of the termination of this Agreement and the Merger.  Each of the parties may disclose such information to its respective employees, affiliates, counsel, accountants, representatives, professional advisors and consultants, and shall require each of them to agree to keep all such information confidential.

5.4      Updates to Information.  At the reasonable request of any party hereto, any other party will update by amendment or supplement any disclosure made in writing by such party to the other party and each party hereby represents and warrants that such written disclosures, as so amended or supplemented, shall be true, correct and complete as of the date or dates thereof.

Exhibit 10.1 - continued

Section 6.     Conditions Precedent

The consummation of this Agreement and the Merger is conditioned upon the following:

(a)     Governmental Approvals.  The approval of and consent to the Merger and the transactions contemplated hereby shall have been given prior to the Effective Time by the regulatory agencies whose approval or consent is required, including, without limitation, to the extent provided by applicable laws, rules and regulations, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Kentucky Office of Financial Institutions, the West Virginia Board of Banking and Financial Institutions and the Securities and Exchange Commission, and all notice periods, waiting periods delay periods and all periods for review, objection or appeal of or to any of the consents, approvals, or permissions required by law with respect to the consummation of the Merger and this Agreement shall have expired.  Such approvals shall not be conditioned or restricted in a manner which, in the judgment of the Board of Directors of Premier, materially adversely affects the economic assumptions of the transactions contemplated hereby so as to render inadvisable consummation of the Merger.

(b)     Shareholder Approval.  The shareholders of Bank and Interim Bank shall have ratified, confirmed and approved this Agreement and the terms and conditions herein contained by the affirmative vote of shareholders of each such corporation, owning at least a majority of its capital stock outstanding, and final approval of this Agreement shall have taken place as provided in Section 10 hereof, and all provisions of Section 10 shall have been fully complied with.

(c)     Registration Statement.  Premier at its sole cost and expense shall have prepared and filed an effective registration statement on Form S-4 or on such other appropriate form as may be prescribed by the Securities and Exchange Commission and as Premier may reasonably be able to prepare and file, providing timely registration under the provisions of the Securities Act of 1933, as amended, of the Premier Common Stock to be exchanged in connection with the Merger, and a prospectus shall have been delivered to all shareholders of Bank prior to obtaining the approval of this Agreement by such shareholders as provided in Section 10, which prospectus may be the same document or part of the same document to the extent permitted by the rules and regulations of the Securities and Exchange Commission as the proxy statement referred to in Section 10, or in the alternative, Premier shall have received an opinion of its counsel that registration of such shares under the Securities Act of 1933 is not required.  The Registration Statement shall be effective and all post-effective amendments filed by Premier with respect to such registration statement shall have been declared effective or shall have been withdrawn and no stop orders suspending the effectiveness thereof shall have been issued and no proceedings for that purpose shall, before the Effective Time, have been initiated nor, to the knowledge of Premier, threatened by the Securities and Exchange Commission.

(d)     Affiliates.  Bank agrees to deliver to Premier a letter identifying all persons whom it believes to be, at the time the Merger is submitted to a vote of Bank stockholders, "affiliates" of Bank, for purposes of Rule 145 or Rule 144 (as applicable) under the Securities Act of 1933, and shall use its best efforts to cause each person who is identified as an "affiliate" in such letter to deliver to Premier prior to the Closing Date a written agreement providing that such person will agree not to sell, pledge, transfer or otherwise dispose of the shares of Premier Common Stock to be received by such person in the Merger except in compliance with the applicable provisions of the Securities Act of 1933 and the rules and regulations thereunder.

Exhibit 10.1 - continued

(e)     No Divestiture or Adverse Condition.  The approvals, consents and permissions referred to in subparagraphs (a), (b) and (c) hereof shall not have required the divestiture or cessation of any significant part of the present operations conducted by Premier, Bank or any Premier Subsidiary, and shall not have imposed any other condition, which divestiture, cessation or condition Premier deems to be materially disadvantageous or burdensome.

(f)      Accuracy of Representations and Warranties; Performance of Obligations and Covenants - Premier.  Unless waived by Bank, the representations and warranties of Premier contained in this Agreement shall be correct on and as of the Closing Date and thereafter until the Effective Time in all material respects with the same effect as though made on and as of such Effective Time except for changes which are not in the aggregate material and adverse to the financial condition, businesses, properties, or operations of Premier and Premier shall have performed in all material respects all of its obligations and agreements hereunder theretofore to be performed by it and Bank shall have received on the Closing Date an appropriate certificate (in affidavit form) to the foregoing effect dated as of the Closing Date and executed on behalf of Premier by one or more appropriate executive officers of Premier.

(g)     Accuracy of Representations and Warranties; Performance of Obligations and Covenants - Bank.  Unless waived by Premier, the representations and warranties of Bank contained in this Agreement shall be correct on and as of the Closing Date and thereafter until the Effective Time with the same effect as though made on and as of such Effective Time except for changes which are not in the aggregate material and adverse to the financial condition, businesses, properties or operations of Bank, and Bank shall have performed in all material respects all of its obligations and agreements hereunder theretofore to be performed by it and Premier shall have received on the Closing Date an appropriate certificate (in affidavit form) to the foregoing effect dated as of the Closing Date and executed on behalf of Bank by one or more appropriate executive officers of Bank.

(h)     Opinion of Counsel for Bank.  Premier shall have received an opinion of Jackson Kelly, PLLC, counsel for Bank, dated the Closing Date, with respect to such matters as  Premier may reasonably request and to the effect that:

(1)     Bank is a state banking corporation duly organized, validly existing and in good standing under the laws of the State of West Virginia and is duly authorized to own its properties and to conduct its business as then being conducted.

(2)     The authorized capitalization of Bank is as set forth in such opinion and the shares of Bank Common Stock issued and outstanding (as of a date specified in such opinion not more than 5 days prior to the date of such opinion) are as stated in such opinion.  Such issued and outstanding shares of stock are validly issued, fully paid and were not issued in violation of any preemptive rights of the shareholders of Bank.  As of such date, there are, to the best of such counsel's knowledge, no options, warrants, rights, commitments or convertible securities outstanding or authorized on behalf of Bank, calling for the purchase from it of shares of unissued capital stock or capital stock held as treasury shares.

Exhibit 10.1 - continued

(3)     Bank had the corporate power and authority to execute, deliver and perform its obligations under this Agreement.  This Agreement has been duly authorized, executed and delivered by Bank and constitutes the legal, valid and binding obligation of Bank, enforceable in accordance with its terms.

(4)     All necessary corporate proceedings of the board of directors and the shareholders of Bank, to the extent required by law, its Articles of Incorporation and Bylaws or otherwise, to authorize the execution and delivery of this Agreement by Bank and the consummation of the Merger by Bank pursuant to this Agreement have been duly and validly taken.  The number of shares of stock of Bank voted for and against the Merger are as stated in such counsel's opinion; and the number of shares of such stock as to which shareholders have perfected their rights to dissent and appraisal under the West Virginia Business Corporation Act are as stated in such counsel's opinion.

(5)     Such counsel has reviewed the registration statement filed by Premier as described in Section 6(c), and with respect to all information relating to Bank contained therein, such counsel does not know of any respect in which the registration statement contained any false or misleading statement of any material fact or failed to state a material fact which was necessary to be stated to prevent the statements made from being false or misleading in any material respect (except as to the financial statements and related notes and schedules and other financial data, as to which such counsel need express no opinion).

(6)     The consummation of the Merger will not violate or result in a breach of, or constitute a default under, the Articles of Incorporation or By-Laws of Bank or constitute a breach or termination of, or default under, any agreement or instrument of which such counsel has knowledge and which would have a material adverse affect on the business of Bank, and to which Bank is a party or by which it or any of its property is bound.

(7)     Such counsel does not know of any breach of any warranty contained in this Agreement on the part of Bank or any failure on the part of Bank to perform any of the conditions precedent to the consummation of the Merger imposed upon it herein.

(i)      Opinion of Counsel for Premier.  Bank shall have received the opinion of Huddleston Bolen LLP, counsel for Premier, dated the Closing Date, with respect to such matters as Bank may reasonably request and to the effect that:

(1)     Premier is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Kentucky, is a bank holding company under the Bank Holding Company Act of 1956, and is duly authorized to own its properties and to conduct its business as then being conducted.

Exhibit 10.1 - continued

(2)     Each of the Premier State Banks are banking corporations duly organized, validly existing and in good standing under the laws of the States of Ohio or West Virginia or the Commonwealth of Kentucky, as the case may be, and each is duly authorized to own its properties and to conduct its business as then being conducted.

(3)     The authorized capitalization of Premier is as set forth in such opinion and the shares of Premier Common Stock issued and outstanding (as of a date specified in such opinion not more than 5 days prior to the date of such opinion) are as stated in such opinion.  Such issued and outstanding shares of stock are validly issued, fully paid and non-assessable, and were not issued in violation of any preemptive rights of the shareholders of Premier or any Premier Subsidiary.  As of such date, there are, to the best of such counsel's knowledge, no options, warrants, rights, commitments or convertible securities outstanding or authorized on behalf of Premier or any Premier Subsidiary, calling for the purchase from any of them of shares of unissued capital stock or capital stock held as treasury shares, except as otherwise permitted by the Agreement or for those shares of stock issued pursuant to any employee stock option plan of Premier.  All of the issued and outstanding shares of each of the Premier Subsidiaries are held of record by Premier.

(4)     All necessary corporate proceedings of the Boards of Directors and the shareholders of Premier and Interim Bank to the extent required by law, their Articles of Incorporation or Association or By-Laws or otherwise, to authorize the execution and delivery of this Agreement or the Adoption Agreement and the consummation of the Merger pursuant to this Agreement have been duly and validly taken.  Premier and Interim Bank have the corporate power and authority to execute, deliver and perform this Agreement or the Adoption Agreement.  This Agreement has been duly authorized, executed and delivered by Premier and Interim Bank (by virtue of the Adoption Agreement) and constitutes the legal, valid and binding obligation of Premier and Interim Bank in accordance with its terms.

(5)     The consummation of the Merger will not violate or result in a breach of, or constitute a default under the Articles of Incorporation or By-Laws of Premier or constitute a breach or termination of, or default under, any agreement or instrument of which such counsel has knowledge and to which Premier is a party or by which it or its property is bound.

(6)     To the best of such counsel's knowledge, all approvals of public authorities, federal, state or local, the granting of which is necessary for the consummation of the Merger by Premier have been obtained.

(7)     The shares of Premier Common Stock into which shares of Bank Common Stock are to be converted upon the Effective Time will upon the Effective Time be duly authorized, and such shares, when transferred to holders of Bank Common Stock pursuant to the terms of the Merger, will be validly issued, fully paid and nonassessable shares of Premier Common Stock.

(8)     Such counsel has reviewed the registration statement described in Section 6(c), and with respect to all information relating to the Merger and to Premier and the Premier Subsidiaries contained therein, such counsel does not know of any respect in which the registration statement contained any false or misleading statement of any material fact or failed to state a material fact which was necessary to be stated to prevent the statements made from being false or misleading in any material respect (except as to the financial statements and related notes and schedules and other financial data, as to which such counsel need express no opinion).

Exhibit 10.1 - continued

(9)     The registration statement has been filed on the proper form under the rules and regulations of the Securities and Exchange Commission, notice of effectiveness of the registration statement has been received, and, to the best of such counsel's knowledge, no stop order suspending the effectiveness of the registration statement has been issued and no proceeding for that purpose has been instituted.

(j)      Less than 20% Dissenters.  Unless waived by Premier, the holders of no more than 20% of the outstanding shares of Bank Common Stock shall have elected to exercise their statutory rights to appraisal in connection with the transactions contemplated hereby, pursuant to the West Virginia Business Corporation Act.

(k)     Tax Ruling or Opinion Letter.  Premier and Bank shall have received a ruling from the Internal Revenue Service, or at their option, Bank shall have received an opinion of tax counsel acceptable to it and Premier shall have received an opinion of tax counsel acceptable to it, to the effect that:

(1)     The Merger will constitute and qualify as a reorganization within the meaning of Sections 368 of the Internal Revenue Code and Bank, Surviving Bank and Premier will each qualify as "a party to a reorganization" as that term is defined in the Internal Revenue Code;

(2)     No gain or loss will be recognized by the shareholders of Bank who exchange their Bank Common Stock for Premier Common Stock pursuant to the Merger, except that gain or loss may be recognized as to cash received as Merger Consideration and cash received in lieu of fractional share interests;

(3)     No gain or loss will be recognized by Premier, Bank, or Surviving Bank by reason of the Merger; and

(4)     The holding period of Premier Common Stock received by Bank shareholders in exchange for Bank Common Stock will include the holding period of the shares of Bank Common Stock so exchanged, provided that the Bank Common Stock is held as a capital asset at the Effective Time.

(l)      Absence of Material Adverse Changes -Premier.  Unless waived by Bank at or before the Effective Time, there shall have been no material adverse change in the financial condition, business or assets of Premier since December 31, 2006, and there shall be no suit, action or proceeding pending or threatened against Premier or any Premier Subsidiary which, if successful, would have a material adverse effect on Premier or the Surviving Bank after the consummation of the Merger.

Exhibit 10.1 - continued

(m)    Absence of Material Adverse Changes - Bank.  Unless waived by Premier at or before the Effective Time, there shall have been no material adverse change in the financial condition, business or assets of Bank since December 31, 2006, and there shall be no suit, action or proceeding pending or threatened against Bank which if successful would have a material adverse effect on Bank or the Surviving Bank after the consummation of the Merger.

Exhibit 10.1 - continued

Section 7.     Closing Date and Effective Time

7.1      Closing Date.  The closing shall be effected as soon as practicable after all of the conditions contained herein shall have been satisfied.  The closing shall be held at the offices of Premier in Huntington, West Virginia, and the closing date ("Closing Date") shall be a mutually agreeable date following the date of final approval by such regulatory agencies whose approval is required of the Merger and the transactions contemplated hereby but, in no event, later than forty-five (45) days following the date of such final approval and/or the date when all such conditions are satisfied, whichever date shall last occur.

7.2      Effective Time.  Subject to the terms and upon satisfaction on or before the Closing Date of all conditions specified in this Agreement, the Merger shall be effective at the time specified in the certificate of merger to be issued by the Secretary of State of West Virginia (such time herein called "Effective Time").

Exhibit 10.1 - continued

Section 8.     Termination of Agreement

8.1      Grounds for Termination.  This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing Date, either before or after the meeting of the shareholders of Bank:

(a)     By mutual consent in writing of Bank and Premier; or

(b)     By Bank by giving written notice thereof to Premier if (i) a material adverse change shall have occurred in the financial condition, results of operations or business of Premier or any Premier Bank since December 31, 2006, or (ii) Premier has in any material respect breached any covenant, undertaking, representation or warranty contained in this Agreement and such breach has not been cured within thirty (30) days after the giving of such notice; or

(c)     By Premier by giving written notice thereof to Bank if (i) a material adverse change shall have occurred in the financial condition, results of operations or business of Bank since December 31, 2006 or (ii) Bank has in any material respect breached any covenant, undertaking, representation or warranty contained in this Agreement and such breach has not been cured within thirty (30) days after the giving of such notice; or

(d)     By either Bank or Premier upon written notice to the other if any regulatory agency whose approval of the transactions contemplated by this Agreement is required denies such application for approval by final order or ruling (which order or ruling shall not be considered final until expiration or waiver of all periods for review or appeal); or

(e)     By either Bank or Premier upon written notice to the other if any condition precedent to either party's performance hereunder is not satisfied or fulfilled; or

(f)      By either Bank or Premier if the Merger shall violate any non-appealable final order, decree or judgment of any court or governmental body having competent jurisdiction; or

(g)     By either Bank or Premier upon the bankruptcy, insolvency or assignment for the benefit of creditors of Bank, Premier or of any of the Premier Banks; or

(h)     By either Bank or Premier, if the shareholders of Bank shall fail to approve the Merger by the vote required under the West Virginia Business Corporation Act and the Articles of Incorporation and Bylaws of Bank.

8.2      Effect of Termination.  In the event of termination of this Agreement for any reason other than a breach thereof, neither party hereto shall have any liability to the other of any nature whatsoever, including any liability for loss, damages, or expenses suffered or claimed to be suffered by reason thereof, except as provided in Section 8.3.

Exhibit 10.1 - continued

8.3.     Lost Opportunity Costs.

(a)     Bank shall pay promptly to Premier a cancellation fee of $275,000.00 (the "Termination Fee") if a Triggering Event (as defined in Section 8.3(b) below) has occurred; provided that Premier has not breached in any material respect the obligations of Premier contained in this Agreement.  The Termination Fee shall be payable in immediately available funds.

(b)     For purposes of this Section 8.3, a "Triggering Event" shall mean:

(i)      a willful breach of this Agreement which would permit Premier to terminate this Agreement; or

(ii)     the occurrence of both paragraphs (A) and (B):

(A)    The Bank Board of Directors fails to recommend the Merger to Bank shareholders and to continue such recommendation until the Bank shareholders meeting duly called and held for the purpose of approving the Merger (the "Shareholders Meeting"), unless the Bank Board of Directors reasonably concludes that one of the conditions precedent to Bank's obligation to close, other than the required shareholders' vote, is not likely to be met, or unless a recommendation of the Merger would constitute a breach of the Bank Board of Directors fiduciary duty, and

(B)    the shareholders of Bank fail to approve and adopt the Merger at the Shareholders Meeting in accordance with the terms hereof; or

(iii)    the occurrence of both paragraphs (A) and (B):

(A)    The shareholders of Bank fail to approve and adopt the Merger at the Shareholders Meeting in accordance with the terms hereof and,

(B)    pursuant to an offer or negotiations initiated or commenced while this Agreement is in effect, either:  (a) within 12 months following the date hereof, Bank announces or enters into a contract for a transaction with any person or group of persons relating to a merger or other business combination involving Bank or the sale or other disposition of a majority of the assets of, or equity interest in, Bank other than a transaction pursuant to which Bank is the surviving corporation and the shareholders of Bank are the owners of a majority of the stock of the surviving corporation subsequent to the transaction (an "Acquisition Transaction") and such transaction is consummated within 18 months following the date hereof; (b) within 12 months following the date hereof, a tender or exchange offer is commenced by any person or group of persons to acquire equity securities of Bank if, after giving effect to such offer, such person or group would own or have the right to acquire a majority equity interest in Bank (a "Tender Offer"), and such equity interest is acquired pursuant to such Tender Offer within 18 months following the date hereof.

As used in this Section 8.3, the terms "person" and "group of persons" shall have the meaning set forth in Section 13(d) of the Securities Exchange Act of 1934.

Exhibit 10.1 - continued

8.4      Return of Information.  In the event of the termination of this Agreement for any reason, each party shall deliver to the other party, and shall require each of its officers, agents, employees and independent advisers (including legal, financial and accounting advisers) to deliver to the other party all documents, work papers, and other material obtained from such other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, including information obtained pursuant to Section 5 hereof.  Each party agrees that notwithstanding any other provision contained in this Agreement, the undertakings and covenants regarding confidentiality contained in Section 5 shall survive termination of this Agreement.

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Section 9.     Waiver and Amendment

Except with respect to required approvals of the applicable governmental authorities and shareholders, Premier or Bank by written instrument signed by its President at any time (whether before or after approval of the Agreement or the Merger by the shareholders of Bank), may extend the time for the performance of any of the obligations or other acts of the other and may waive, with respect to the other:  (i) any inaccuracies in the representations or warranties contained in this Agreement or in any document delivered pursuant hereto, (ii) compliance with any of the covenants, undertakings or agreements, or satisfaction of any of the conditions to its obligations, contained in this Agreement, and/or (iii) the performance (including performance to the satisfaction of a party or its counsel) of any obligations set out herein.  This Agreement may be amended or supplemented at any time by mutual agreement of the parties (except that they may not be amended in any material respect after approval by the shareholders of the parties without further approval by such shareholders).  Any waiver, amendment or supplement hereof shall be in writing.  Any waiver by Premier or Bank of a condition to its obligation to perform this Agreement and the subsequent Closing hereunder shall be without prejudice to the rights or remedies it may have arising out of any breach of any representation, warranty, covenant or other agreement hereunder.

Exhibit 10.1 - continued

Section 10.     Meeting of Shareholders of Bank

Bank shall take all steps necessary to call and hold a meeting of its shareholders in accordance with applicable law and the Articles of Incorporation and By-laws of Bank as soon as practicable for the purpose of submitting this Agreement to its shareholders for their ratification, approval and confirmation, and Bank will send to its shareholders for purposes of such meeting a proxy statement which will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein not misleading and which will otherwise comply with all applicable laws, rules and regulations.  Premier agrees to assist Bank in the preparation of such proxy statement which will adequately disclose all information relevant and material to the Merger and which will comply with all such laws, rules and regulations.  Premier agrees that the material submitted by it to Bank for inclusion in the proxy statement which refers to the Merger and to Premier and the Premier Subsidiaries will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein not misleading and which will otherwise comply with all applicable laws, rules and regulations.  Bank will cause such proxy statement to be mailed by First Class mail postage prepaid to all of its shareholders at the last known address of each such shareholder contained in Bank's records and in the proxy statement and at such meeting of its shareholders Bank will recommend that all shareholders vote in favor of this Agreement and the Merger.  Notwithstanding the foregoing, Bank may disclose to any or all of its shareholders any facts with respect to Premier which Bank reasonably deems to be material to such shareholders' consideration of this Agreement and the Merger.

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Section 11.     Rights of Dissenting Shareholders

Any shareholder of Bank who properly exercises his right to dissent and perfects his appraisal rights under West Virginia law shall be entitled, with respect to any shares as to which he or she shall so dissent, to the fair value of such shares as of the day prior to the date on which the shareholders of Bank voted to approve the Merger, excluding any appreciation or depreciation in anticipation of the Merger.  The procedures to be followed and the rights of such dissenting shareholders shall be those set forth in the West Virginia Business Corporation Act, Sections 31D-13-1301 et seq.

Exhibit 10.1 - continued

Section 12.    Indemnification.

12.1    Indemnification.   Following the Closing Date and for a period of three (3) years thereafter, Premier shall indemnify, defend and hold harmless the present directors, officers, and employees of the Bank (an “Indemnified Party”) against all costs and expenses (including reasonably attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative by any third party, arising out of actions or omissions occurring at or prior to the Closing Date (including, but not limited to, the transactions contemplated by this Agreement) to the fullest extent that Premier if permitted or required to indemnify (and advance expenses to) its directors and officers by federal law or under the laws of the Commonwealth of Kentucky, Premier’s articles of incorporation, Premier’s bylaws, and any agreement as in effect as of the date hereof.

12.2    Insurance.   For a period of three (3) years from the Closing Date, Premier shall use its reasonable best efforts to provide director’s and officer’s liability insurance for the present and former officers and directors of the Bank with respect to claims against such directors and officers arising from facts or events which occurred before the Closing Date, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as coverage currently being provided by Premier.

12.3    Consolidation or Merger.   If Premier or any of its successors or assigns shall consolidate with or merger into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of Premier shall assume the obligations set forth in this Section 12.

12.4    Survival.  Provisions of this Section 12 shall survive the Closing Date and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

Exhibit 10.1 - continued

Section 13.  Operations after the Closing Date.

13.1    Employees of the Bank.   Premier shall consider the current employees of the Bank for employment after the Closing Date.  Premier agrees that those employees of the Bank who become employees of Premier or its subsidiaries on the Closing Date (Bank employees), while they remain employees of Premier or its subsidiaries after the Closing Date, will be provided with benefits under employee benefit plans during their period of employment which are no less favorable in the aggregate than those provided by Premier to similarly situated employees of Premier and its subsidiaries, except as provided herein.  Except as hereinafter provided, as of the Closing Date, in the event of termination or amendment of any employee benefit and welfare plan in which Bank employees are eligible to participate, (i) such plans will take into account for purposes of eligibility, participation, vesting and benefit accrual (except that there shall not be any benefit accrual for past service under any qualified defined benefit pension plans), the service of such employees with the Bank as if such service were with Premier and its subsidiaries; (ii) provided Bank employee is currently covered under Bank’s medical and/or health plan at Closing Date, Bank employees will not be subject to any waiting periods or preexisting condition limitations under any medical, dental or health plans of Premier or its subsidiaries in which they are eligible to participate and may participate, except that Bank employees hired within 90 days prior to the Closing Date will be subject to the waiting periods, preexisting  condition limitations, and/or eligibility requirements of Premier’s benefit plans calculated using the Bank’s date of hire; (iii) Bank employees will retain credit for unused sick leave and vacation play which has been accrued as of the Closing Date; and (iv) for purposes of determining the entitlement of Bank employees to sick leave and vacation pay following the Closing Date, the service of such employees with the Bank shall be treated as if such service were with Premier and its subsidiaries.

13.2    Severance.   Premier agrees that each Bank employee who is involuntarily terminated (other than for cause for actions arising after the Closing Date) within twelve (12) months of the Closing Date, shall receive a severance payment equal to one (1) week of base pay (at the rate in effect on the termination date) for each year of service at the Bank (with credit for partial years of service), with a minimum payment equal to four (4) weeks of base pay and a maximum payment equal to eight (8) weeks of base pay.

13.3    Survival.   The provisions of this Section 13 shall survive the Closing Date.

Exhibit 10.1 - continued

Section 14.     Miscellaneous

14.1    Public Announcements.  Prior to the Closing Date, each party shall use its best efforts to consult with the other party with respect to any prepared public announcement, statement or release to the press, or statement to a competitor, customer or other third party (except to its consultants or to the regulatory authorities in connection with applications for governmental approvals or filings) with respect to this Agreement or the Merger or the transactions contemplated hereby or thereby, except as may be necessary, in the opinion of counsel, to comply with any law, governmental order or regulation.

14.2    Brokers and Finders.  Bank and Premier represent each to the other that this Agreement and the Merger contemplated hereby are the result of direct negotiations between them and that neither Bank nor Premier has incurred any liability for any broker's, finder's or similar fees in connection with this Agreement or the Merger.

14.3    Disclosed In Writing.  As used in this Agreement, the phrase "disclosed in writing" shall mean disclosed or delivered prior to or within 20 days after, the date of this Agreement by means of a writing describing in reasonable detail the matters contained therein and delivered in accordance with Section 12.7 hereof.  For purposes of this Agreement, anything appearing, contained, disclosed or described (i) in any Premier Financial Statement or Bank Financial Statement (including the notes thereto), (ii) in any call report or similar periodic report furnished to the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, the Federal Reserve Board or the West Virginia Department of Banking, or (iii) in any periodic report or other document filed with the Securities and Exchange Commission (including, but not limited to, Forms 8-K, Forms 10-K, Forms 10-Q, Annual Reports, and proxy statements) by either of Premier or Bank, shall be deemed to be previously disclosed.

14.4    Entire Agreement.  This Agreement embodies the entire agreement among the parties and there have been no agreements, representations, or warranties among the parties other than those set forth herein or those provided for herein.

14.5    Counterparts.  This Agreement has been executed in a number of identical counterparts, and each such counterpart shall be deemed to be an original instrument, but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

14.6    Invalid Provisions.  The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

14.7    Notices.  Any notices or other communication required or permitted hereunder shall be sufficiently given if sent by registered or certified mail, postage prepaid, addressed as follows:

Exhibit 10.1 - continued

TO BANK:                  Thomas M. Lookabaugh, President
Citizens First Bank, Inc.
601 Washington Street
Ravenswood, West Virginia 26164

with a copy to:              Charles D. Dunbar, Esquire
Jackson Kelly PLLC
1600 Laidley Tower (Zip 25301)
P.O. Box 553
Charleston, West Virginia 25322

TO PREMIER:             Robert Walker, President and Chief Executive Officer
Premier Financial Bancorp, Inc.
2883 Fifth Avenue
Huntington, West Virginia 25301

with a copy to:              Thomas J. Murray, Esquire
Daniel J. Konrad, Esquire
Huddleston Bolen LLP
P. O. Box 2185
Huntington, West Virginia  25722

or such other addresses as shall be furnished in writing by either party to the other party.  Any such notice or communication shall be deemed to have been given as of the date so mailed.

14.8    Headings.  The captions contained in this Agreement are inserted solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement.

14.9    Expenses.  Each of the parties hereto will pay its own fees and expenses incurred in connection with the transactions contemplated by this Agreement, except as otherwise specifically provided herein.

14.10  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of West Virginia and the United States of America.

14.11  No Assignment.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party without the written consent of the other party.

14.12  Effectiveness of Agreement.  This Agreement shall become effective and binding as to Premier and Bank when one or more counterparts shall have been signed and delivered by Premier and Bank, and shall become effective and binding as to Interim Bank when Interim Bank has executed an Adoption Agreement in substantially the form attached hereto as Exhibit "A".

Exhibit 10.1 - continued

14.13  Further Acts.  Premier and Bank each agree to execute and deliver on or before the Closing Date such other documents, certificates, agreements, or other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

14.14  Representations and Warranties Not to Survive.  Except for the representations and warranties contained in Sections 5, 8.3, 14.9 and 14.15, the representations and warranties included or provided in this Agreement shall not survive the Effective Time.

14.15  Individual Directors.  The several Directors of Bank who are signatories to this Agreement have joined into this Agreement to evidence their assent hereto, and for the express purpose of binding themselves, and each of them, to the fulfillment of each of the terms and conditions hereof by the respective parties and to the diligent, expeditious and good faith pursuit, and timely consummation, of the transactions herein contemplated.  Each of the Directors hereby agrees to cooperate fully with the parties, their assistants and agents, in consummating the Merger, to vote appropriately upon all corporate resolutions of the board of directors toward that end, and to take no action inconsistent with the purposes of this Agreement or the consummation of the Merger.  Nothing in this Agreement shall be construed to limit or affect the fiduciary obligation of Bank's officers and directors to Bank shareholders or the ability of any director to vote his or her shares of common stock of the Bank.

IN WITNESS WHEREOF, Premier and Bank have caused this Agreement to be executed by their duly authorized officers and their corporate seals to be hereunto affixed as of the date first above written, pursuant to resolutions adopted by the boards of directors of Premier and Bank, acting by a majority thereof, and WITNESS also the signatures hereto of a majority of the board of directors of Bank.

PREMIER FINANCIAL BANCORP, INC.

By _/s/ Robert W. Walker____________________
Robert Walker, President and Chief Executive Officer

ATTEST:

_/s/ Toney K. Adkins _____________
_Toney K. Adkins___________,
Assistant Secretary
CITIZENS FIRST BANK, INC.

By _/s/ Thomas M. Lookabaugh_______________
Thomas M. Lookabaugh, President and
Chief Executive Officer

ATTEST:
_/s/ B. Scott Miller_______________
_Scott Miller__________, Secretary

Exhibit 10.1 - continued

The following Directors of Citizens
First Bank, Inc. do hereby joint in the
foregoing Agreement to evidence their consent
and agreement thereto:

_/s/ John Myers_______________________
_John Myers_______________, Director

_/s/ B. Scott Miller_____________________
_Scott Miller________________, Director

_/s/ Norma Jean Cope__________________
_Norma Jean Cope__________, Director

_/s/ Leslie R. Facemeyer________________
_Leslie R. Facemeyer________, Director

_/s/ Thomas M. Lookabaugh_____________
_Thomas M. Lookabaugh_____, Director

___________________________________
_________________________, Director

___________________________________
_________________________, Director

___________________________________
_________________________, Director

___________________________________
_________________________, Director

Exhibit 10.1 - continued

EXHIBIT C

Purchase price fixed at 1.20 shares plus cash required to make purchase price up to $29.25 per shares but not more than $13.25 per share.

Weighted Average Premier Stock Price	Stock Consideration	Cash per Citizens First Share	Total Value per Citizens First Share

$16.50	1.20	9.450	$29.250
$16.40	1.20	9.570	$29.250
$16.30	1.20	9.690	$29.250
$16.20	1.20	9.810	$29.250
$16.10	1.20	9.930	$29.250
$16.00	1.20	10.050	$29.250
$15.90	1.20	10.170	$29.250
$15.80	1.20	10.290	$29.250
$15.70	1.20	10.410	$29.250
$15.60	1.20	10.530	$29.250
$15.50	1.20	10.650	$29.250
$15.40	1.20	10.770	$29.250
$15.30	1.20	10.890	$29.250
$15.20	1.20	11.010	$29.250
$15.10	1.20	11.130	$29.250
$15.00	1.20	11.250	$29.250
$14.90	1.20	11.370	$29.250
$14.80	1.20	11.490	$29.250
$14.70	1.20	11.610	$29.250
$14.60	1.20	11.730	$29.250
$14.50	1.20	11.850	$29.250
$14.40	1.20	11.970	$29.250
$14.30	1.20	12.090	$29.250
$14.20	1.20	12.210	$29.250
$14.10	1.20	12.330	$29.250
$13.90	1.20	12.570	$29.250
$13.80	1.20	12.690	$29.250
$13.70	1.20	12.810	$29.250
$13.60	1.20	12.930	$29.250
$13.50	1.20	13.050	$29.250
$13.40	1.20	13.170	$29.250
$13.33	1.20	13.250	$29.250
$13.30	1.20	13.250	$29.214
$13.20	1.20	13.250	$29.094
$13.10	1.20	13.250	$28.974
$13.00	1.20	13.250	$28.854
$12.90	1.20	13.250	$28.734
$12.80	1.20	13.250	$28.614
$12.70	1.20	13.250	$28.494